Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement No. 333-279771 on Form F-1/A, of our auditor’s report dated May 25, 2024 with respect to the consolidated financial statements of Medicus Pharma Ltd. (formerly Interactive Capital Partners Corp.) as at December 31, 2023 and December 31, 2022 and for each of the years in the two year period ended December 31, 2023, as filed with the United States Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Experts and Legal Matters” in the Form F-1/A.

/s/ MNP LLP
Chartered Professional Accountants
Mississauga, Canada Licensed Public
Accountants
August 23, 2024
Mississauga, Canada